Exhibit 21.1

Significant Subsidiaries of Dynegy Holdings Inc.

As of December 31, 2006

SUBSIDIARY		STATE OR COUNTRY OF INCORPORATION

1	Dynegy Northeast Generation, Inc.	Delaware
2	Dynegy Midwest Generation, Inc.	Illinois
3	Dynegy Catlin Member	Delaware